UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant ☒   Filed by a Party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive proxy statement

☒	Definitive additional materials

☐	Soliciting material under Rule 14a-12

AUTODESK, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following letter was sent by Autodesk, Inc. to certain stockholders of the Company beginning June 22, 2007.

[AUTODESK, INC. LETTERHEAD]

June 22, 2007

Dear Autodesk Stockholder:

At Autodesk’s Annual Meeting of Stockholders on July 6, 2007, you will be asked to reelect eight directors to the Company’s Board – Carol A. Bartz, Carl Bass, Mark A. Bertelsen, Crawford W. Beveridge, J. Hallam Dawson, Michael J. Fister, Per-Kristian Halvorsen, and Larry W. Wangberg. These directors have an aggregate of 82 years experience on our Board. Our Board unanimously recommends that stockholders vote FOR these nominees, whose guidance and experience have contributed to a 630% increase in Autodesk’s stock price over the past five years.

Without considering the Board’s record of value creation in their analysis, two proxy advisory firms, Institutional Stockholder Services (ISS) and Glass Lewis & Co., recently recommended that stockholders vote against a majority of Autodesk directors. We urge you to disregard these firm’s recommendations and carefully review the following information before voting your Autodesk shares.

ISS’s and Glass Lewis’s recommendations are not based on the performance of our company or the qualifications of our directors. Instead, their recommendations are based on the voluntary stock option review that Autodesk completed earlier this year. As a result of ISS’s and Glass Lewis’s formulaic and systematic approach regarding this matter, these firms have reached a conclusion that we believe makes no sense in the context of Autodesk and our Board. Indeed, if one were to follow their recommendations, our Board could be left with only two or three directors, which may impair the Company’s ability to function and potentially jeopardize the Company’s continued listing with Nasdaq, ultimately adversely affecting shareholder value.

It is important to put in perspective Autodesk’s voluntary review concerning its stock options. Among other things, this review found no evidence that any officer or director backdated any stock option granted to himself or herself, nor any evidence of a measurement date error involving any stock option grant made to a person serving as a director. The review also concluded that it was unlikely that those involved in the matters intended to misstate the Company’s financial statements or that they understood the associated accounting implications of their actions.

It is noteworthy that the review determined that the Company substantially and voluntarily improved its grant process in 2005 before the intense regulatory and media focus on stock option grant practices began. Notwithstanding these early improvements, since the conclusion of the review, we have implemented a series of process changes, including cross functional controls designed to further improve the company’s controls regarding stock-based compensation. While we never want to adjust the financial statements previously provided to stockholders, it is noteworthy that the financial impact of this matter on a pre-tax, non-cash basis was only $34.8 million over 18 years. During that same period, the company earned $2 billion on $14.5 billion of revenues.

Since announcing the conclusion of this voluntary review on February 27, 2007, Autodesk’s stock price has increased 16%, which indicates to us that our stockholders and the financial community continue to support the Company and our strategic direction. We also find ISS and Glass Lewis opinions incongruous with the fact that ISS has awarded Autodesk high marks for its corporate governance – ISS specifically states that Autodesk’s governance outperforms over 97% of the companies in our peer group.

All of Autodesk’s directors have made important contributions to the company, and they have a strong record of value creation. For example, fiscal year 2007 was a record-breaking year – and the company’s fourth consecutive year of tremendous growth and outstanding performance:

•	Net revenues increased 21%

•	New seat revenue increased 19%

•	Emerging country revenue increased 39%

•	Subscription revenue increased 54%

•	Net cash provided by operating activities increased 39%

We remain on track for continued strong performance in fiscal 2008 and are well positioned to achieve our growth and margin objectives. In addition, we will continue to maintain excellent capital management, which includes the continued repurchase of our shares.

As previously announced, we are actively seeking new Board members to further enhance the seasoned group of existing directors. Indeed, we are working with executive search firms to identify new, independent, qualified candidates and hope to announce those candidates in the coming months. ISS and Glass Lewis, however, considered neither this fact nor any of Autodesk’s financial and operating achievements in their analysis prior to reaching their opinions.

We believe that a failure to reelect members of Autodesk’s Board could negatively impact stockholder value. We have received strong support from a number of our stockholders and analysts, and ask for your continued support at the Annual Meeting. Autodesk recommends that stockholders vote FOR all of our directors.

On behalf of the Board of Directors, I would like to express our appreciation for your continued support of Autodesk.

Very truly yours,

/s/ Carl Bass
Carl Bass
Chief Executive Officer and President